SIDLEY AUSTIN llp	BEIJING	NEW YORK
One South Dearborn Street	BRUSSELS	PALO ALTO
Chicago, IL 60603	CHICAGO	SAN FRANCISCO
(312) 853 7000	DALLAS	SHANGHAI
(312) 853 7036 FAX	FRANKFURT	SINGAPORE
	GENEVA	SYDNEY
	HONG KONG	TOKYO
	HOUSTON	WASHINGTON, D.C.
LONDON
LOS ANGELES

Founded 1866

Exhibit 23.1

CONSENT OF COUNSEL

We hereby consent to all references to our firm under the captions “Material U.S. Federal Income Tax Considerations” and “Legal Matters” in this Post-Effective Amendment No. 1 to Form S-1 Registration Statement (Reg. No. 333-175052), as filed with the United States Securities and Exchange Commission on or about May 22, 2012, and the related Prospectus of Seneca Global Fund, L.P.

/s/ Sidley Austin LLP

May 22, 2012

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships